Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Certara, Inc. on Form S-8 of our report dated October 7, 2020, except for the effects of the matter discussed in Note 16 (“Stock Split”) which is as of November 24, 2020, on our audits of the consolidated financial statements of Certara, Inc. and Subsidiaries as of December 31, 2019 and 2018, and for the years then ended which appears in Certara, Inc.’s Registration Statement on Form S-1, as amended (File no. 333-250182).

/s/ CohnReznick LLP

December 14, 2020

Parsippany, New Jersey